Exhibit 99.1

5835 Peachtree Corners East, Suite D
Norcross, GA 30092

Contacts

Bill Wells, Guided Therapeutics – 770-242-8723

Investors: Alison Ziegler, Cameron Associates – 212-554-5469

Guided Therapeutics Announces
Completion of Private Placement of

Senior Convertible Notes

NORCROSS, GA (May 23, 2014) – Guided Therapeutics, Inc. (OTCQB: GTHP) today announced that it has issued and sold to Magna Group affiliate Hanover Holdings I, LLC the final $2,000,000 in principal amount of senior convertible notes under the terms of the previously disclosed Securities Purchase Agreement entered into with Magna in April 2014. The Company intends to use the proceeds for general corporate purposes, including to support manufacturing and marketing of the Guided Therapeutics LuViva® Advanced Cervical Scan.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction where such offer, solicitation or jurisdiction would be unlawful.

Forward-Looking Statements Disclaimer: A number of the matters and subject areas discussed in this news release that are not historical or current facts deal with potential future circumstances and developments, including among others, the use of net proceeds from the private placement. The discussion of such matters and subject areas is qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from Guided Therapeutics’ actual future experience involving any of or more of such matters and subject areas. Such risks and uncertainties include those related to our ability to complete the transactions contemplated by the private placement, our ability to realize the expected benefits of the private placement, the sufficiency of the capital raised in the private placement and the ability of Guided Therapeutics to raise additional capital, the extent of dilution of the holdings of our current stockholders upon conversion or exercise of securities issued in connection with capital raising efforts, the early stage of Guided Therapeutics products in development, the uncertainty of market acceptance of products, the uncertainty of development or effectiveness of distribution channels, the intense competition in the medical device industry, the uncertainty of capital to develop products or continue as a going concern, the uncertainty of regulatory approval of products, dependence on licensed intellectual property, as well as those that are more fully described from time to time under the heading “Risk Factors” in Guided Therapeutics’ reports filed with the Securities and Exchange Commission, including Guided Therapeutics’ Annual Report on Form 10-K for the fiscal year ended December 31, 2013, and subsequent quarterly reports.

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